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                       [CKE RESTAURANTS, INC. LETTERHEAD]

                                                                    EXHIBIT 99.1

                                                                 NEWS RELEASE

FOR:    CKE Restaurants, Inc.

CONTACT:       Joseph Stein
               Senior Vice President and Chief Financial Officer
               (714) 490-3631

                                                           FOR IMMEDIATE RELEASE

                    CKE RESTAURANTS, INC. ANNOUNCES AGREEMENT
                      TO PURCHASE CASA BONITA INCORPORATED

        ANAHEIM, Calif. --August 28, 1996 -- CKE Restaurants, Inc. (NYSE:CKR) and Unigate, PLC, a publicly held London Stock Exchange company based in the United Kingdom, announced today the signing of an agreement by which CKE will purchase Unigate's United States restaurant holding company, Casa Bonita Incorporated. Under the terms of the agreement, CKE will pay $42 million in cash for Casa Bonita Incorporated's 109 Taco Bueno quick-service Mexican restaurants, two Casa Bonita theme restaurants and three Crystal's pizzerias.

        The unaudited results for fiscal year ended April 1, 1996, for restaurants operated by Casa Bonita Incorporated included revenues of $80.1 million and pretax earnings of $10.7 million, of which the Taco Bueno concept generated revenues of $66.0 million and pretax earnings of $8.9 million. These pretax earnings exclude general and administrative expenses.

        CKE anticipates forming a new entity, which would include one or more third party investors, to own and operate the Casa Bonita Incorporated restaurant concepts. CKE will maintain a majority ownership interest in this new entity.

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CKE/CASA BONITA
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        "We were attracted to Casa Bonita primarily due to the success of the
Taco Bueno concept," said William P. Foley II, CKE's chief executive officer and chairman. "Based on last year's results, Casa Bonita will immediately be accretive to CKE's earnings. We feel that the Taco Bueno concept is firmly positioned to take advantage of the burgeoning popularity of Mexican food and the consumers' quest for value," he added.

        "Taco Bueno is a great fit for CKE. Like our Carl's Jr. quick-service burger chain, Taco Bueno has a reputation for quality and an innovative menu featuring a number of freshly prepared and proprietary food items," said Tom Thompson, CKE's president and chief operating officer. Taco Bueno features a wide variety of burritos, tacos, tostados and combination platters, along with a fresh salsa bar. "It is a well-run, profitable chain with good penetration in its core markets of Dallas/Fort Worth, Tulsa and Oklahoma City. CKE's initial plans are to further expand the concept in those areas," Thompson added.

        Casa Bonita Incorporated also operates two Casa Bonita theme restaurants, and three Crystal's pizza eateries. The Casa Bonita restaurants, located in Denver and Tulsa, feature fixed-priced, "all-you-can-eat" Mexican dinners with entertainment provided, which in Denver includes cliff divers in a massive indoor/outdoor setting. Crystal's, which are in Texas and Oklahoma, feature a moderately priced menu that includes pizza, pasta, salads and sandwiches.

        Unigate is selling Casa Bonita Incorporated as part of its strategy to exit the United States and refocus on its European food and distribution businesses. Casa Bonita is Unigate's only remaining U.S.-based business. The transaction is expected to be completed within the next 60 days.

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CKE/CASA BONITA
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        CKE Restaurants, Inc. is the parent of Carl Karcher Enterprises, Inc., and Summit Family Restaurants Inc. Carl Karcher Enterprises, along with its franchisees and licensees, operates approximately 665 Carl's Jr. and 27 Rally's quick-service restaurants, primarily located in California, Nevada, Oregon, Arizona, Mexico and the Pacific Rim. Summit Family Restaurants Inc. has restaurant operations in nine western states including 76 Company-operated and 24 franchised JB's Restaurants, 6 Galaxy Diner restaurants and 16 HomeTown Buffet restaurants.

        "Safe Harbor" Statements under the Private Securities Litigation Reform Act of 1995: Statements which are not historical facts contained in this release are forward looking statements that involve risks and uncertainties, including, but not limited to, product demand and market acceptance risks; the effect of economic conditions; the impact of competitive products and pricing; the results of financing efforts; the effect of the company's accounting policies and other risks detailed in the company's Securities and Exchange Commission filings.

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